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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                      CONTACT:      WILLIAM R. HARTMAN
                                                         CHAIRMAN, PRESIDENT AND
                                                         CHIEF EXECUTIVE OFFICER
                                                         810.766.6929
                                                         TRADED:    NASDAQ
                                                         SYMBOL:    CBCF



CITIZENS BANK ANNOUNCES MAJOR EXPANSION IN OAKLAND COUNTY


OAKLAND COUNTY, MICHIGAN - NOVEMBER 24, 2003 - Citizens Banking Corporation has announced a major expansion in Oakland County, Michigan. The company intends to make a capital investment of $35 to $40 million and will open 10 to 14 new branches and two hub offices over the next 24 months.

         This initiative will significantly add to the bank's current Oakland County presence of seven branches, increase its staff by up to 180 employees, give local bankers greater authority to act quickly on loan applications and other decisions, and give the marketplace convenient access to bankers.

         In announcing the company's market expansion initiative, William R. Hartman, chairman, president and chief executive officer of Citizens Banking Corporation said, "Our research has shown that de novo market extension strategies, properly executed in high-growth markets, have resulted in much more lucrative returns on investment than more traditional branch expansion approaches. Through our efforts in Oakland County over the next two years we intend to position our bank for future growth in one of the most attractive and fastest-growing markets in the country."

         Existing statistical and demographic data reinforce the viability of Oakland County for financial institution expansion. The county of 1.2 million people has 791,000 jobs, 475,000 households and 42,000 businesses. The county's per capita annual income ranks it fourth in the nation for counties over one million in population.

         Hartman added, "The significant growth forecast for Oakland County, coupled with our own research has convinced us we have the opportunity to combine excellent

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locations with superior service to give our clients what they have told us they want from their bank. Today's commercial clients want easy access to lending sources and quick-turnaround on loan decisions. They want to deal with one highly knowledgeable relationship banker, who will help them make the most of their business opportunities and bring in the consumer banking, treasury management, wealth management and investment professionals to satisfy their personal financial needs."

         In recent months, Citizens has brought a number of highly talented and experienced professionals to the "new" regional organization. Approximately 30 senior bankers in the commercial, retail and wealth management fields have joined Citizens within the past two months.

         The company also announced that it plans to open its first location connected with the expansion initiative early in the first quarter of 2004. This initial location at 900 Tower Drive, a premier landmark site in the heart of Troy's Northfield Corporate Campus, will encompass a new bank branch and administrative office space and will serve as one of two major Citizens Bank hubs in Oakland County. The 900 Tower Building will carry the Citizens Bank mark atop the building.

         "Growth opportunities will be driven initially by the significant development of emerging business throughout Automation Alley and the rest of Oakland County. The initiative will allow Citizens Bank to operate entrepreneurially with the advantages of large bank products delivered with community bank agility," Hartman concluded.

CORPORATE PROFILE

Citizens Banking Corporation is a bank holding company headquartered in Michigan. It ranks as the state's second-largest bank holding company, with assets of $7.784 billion as of September 30, 2003.
     The corporation has 176 bank offices, private banking and financial center locations and approximately 200 ATMs throughout Michigan, suburban Chicago, Wisconsin, and Iowa. It owns four banking subsidiaries:

-    Citizens Bank, headquartered in Flint, Michigan
-    Citizens Bank-Illinois N.A., based in Berwyn, Illinois
-    F&M Bank-Wisconsin, headquartered in Kaukauna, Wisconsin
-    F&M Bank-Iowa, based in Marshalltown, Iowa
     The full-service commercial banks offer a variety of financial services to corporate, commercial, correspondent and individual clients. Services include commercial, mortgage and consumer lending, demand and time deposits, treasury management services, trust services, investment services, retirement planning, asset management, insurance services, and other financial products and services. Visit our Web site at www.CitizensOnline.com

Safe Harbor Statement

Discussions in this release that are not statements of historical fact (including statements that include terms such as "believe", "expect", and "anticipate") are forward-looking statements that involve risks and uncertainties, and the Company's actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, but are

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not limited to, adverse changes in the Company's loan and lease portfolios and the resulting credit risk-related losses and expenses, the Company's future lending and collections experience and the potential inadequacy of the Company's loan loss reserves, interest rate fluctuations and other adverse changes in economic or financial market conditions, the potential inability to hedge certain risks economically, adverse changes in competition and pricing environments, the Company's potential failure to maintain or improve loan quality levels and origination volume, the Company's potential inability to continue to attract core deposits, the potential lack of market acceptance of the Company's products and services, adverse changes in the Company's relationship with major customers, unanticipated technological changes that require major capital expenditures, adverse changes in applicable laws and regulatory requirements, unanticipated environmental liabilities or costs, the Company's potential inability to integrate acquired operations or complete our restructuring, the effects of terrorist attacks and potential attacks, the Company's success in managing the risks involved in the foregoing, and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.